EXHIBIT i

                                 April 29, 2002


American Fidelity Dual Strategy Fund, Inc.
2000 N. Classen Boulevard
Oklahoma City, Oklahoma  73106

     Re: Post-Effective  Amendment No. 8 to Registration  Statement on Form N-1A
         (File Nos. 333-59185 and 811-08873)

Ladies and Gentlemen:

     You have requested our opinion in connection with the filing with the Securities and Exchange Commission of Post-Effective Amendment No. 8 to the above-referenced Registration Statement on Form N-1A of American Fidelity Dual Strategy Fund, Inc. (the "Fund").

     We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

     Based upon the foregoing, we are of the opinion that:

     (1) The Fund is a corporation validly existing under the laws of the State of Maryland.

     (2) The shares of the Fund to be issued, if issued and sold in accordance with the Fund's Articles of Incorporation and Bylaws and for the consideration described in the Post-Effective Amendment, will be legally issued, fully paid and non-assessable.

     You may use this opinion letter as an exhibit to the Registration Statement. We consent to the reference to our firm under the caption "Custodian, Independent Accountants and Counsel" contained in this Statement of Additional Information which forms a part of the Registration Statement.

                                   Very truly yours,

                                   /s/ MCAFEE & TAFT A PROFESSIONAL CORPORATION
                                   McAfee & Taft A Professional Corporation

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